EXHIBIT 99.3

          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MarketWatch, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of MarketWatch, Inc. and its subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 10 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets during 2002 in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

PricewaterhouseCoopers LLP

San Francisco, California
March 24, 2004


                             MARKETWATCH, INC.
                        CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    December 31,
                                            ---------------------------
                                               2003           2002
                                            -----------  --------------
                Assets
Current assets:

Cash and cash equivalents                   $    48,079   $    43,328

Accounts receivable, net of
allowances for bad debts of
$396 and $450 at December 31, 2003
and 2002, respectively                            7,022         5,364

Prepaid expenses                                    685           696
                                            -----------   -----------

Total current assets                             55,786        49,388

Property and equipment, net                       4,387         6,680

Goodwill, net                                    22,429        22,429

Prepaid acquisition costs                         2,498            --

Other assets                                        128           148
                                            -----------   -----------
Total assets                                $    85,228   $    78,645
                                            ===========   ===========
    Liabilities and Stockholders' Equity

Current liabilities:

Accounts payable                            $     2,566   $     3,198

Accrued expenses                                  6,120         4,233

Deferred revenue                                  1,377           917
                                            -----------   -----------
Total current liabilities                        10,063         8,348
                                            -----------   -----------
Commitments and contingencies (Note 6)

Stockholders' equity:

Preferred stock, $.01 par value;
5,000,000 shares authorized;
no shares issued and
outstanding                                          --            --

Common stock, $.01 par value;
30,000,000 shares authorized;
17,484,239 shares and
17,060,711 shares issued and
outstanding at December 31,
2003 and 2002, respectively                         180           171

Additional paid-in capital                      323,141       320,993

Contribution receivable                              --           (56)

Accumulated deficit                            (248,156)     (250,811)
                                            -----------   -----------
Total stockholders' equity                       75,165        70,297
                                            -----------   -----------
Total liabilities and stockholders' equity  $    85,228   $    78,645
                                            ===========   ===========

               The accompanying notes are an integral part of
                  these consolidated financial statements.



                             MARKETWATCH, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    Years Ended December 31,
                                            --------------------------------------
                                               2003           2002           2001
                                               ----           ----           ----
Net revenues:

Advertising                                 $    24,084     $  18,970    $  20,797

Licensing                                        21,281        24,631       24,775

Subscriptions                                     1,808           923          284
                                            -----------      ---------   ---------
Total net revenues                               47,173        44,524       45,856

Cost of net revenues                             16,943        16,339       18,623
                                            -----------      ---------   ---------
Gross profit                                     30,230        28,185       27,233
                                            -----------      ---------   ---------
Operating expenses:

Product development                               6,586         6,954        8,308

General and administrative                       11,431        11,315       12,600

Sales and marketing                               9,910        20,279       29,975

Amortization of goodwill and
intangibles                                          --            --       51,542

Restructuring costs                                  --            --        1,409
                                            -----------      ---------   ---------
Total operating expenses                         27,927        38,548      103,834
                                            -----------      ---------   ---------
Income (loss) from operations                     2,303       (10,363)     (76,601)

Interest income                                     502           710        1,554

Loss in joint venture                                --            --       (1,476)
                                            -----------      ---------   ---------
Net income (loss) before taxes                    2,805     $  (9,653)     (76,523)

Provision for income taxes                          150            --           --
                                            -----------      ---------   ---------
Net income (loss)                           $     2,655     $   9,653)   $ (76,523)
                                            ===========      =========   =========

Basic net income (loss) per share           $      0.15     $   (0.57)   $   (4.60)
                                            ===========      =========   =========
Diluted net income (loss) per share         $      0.14     $   (0.57)   $   (4.60)
                                            ===========      =========   =========
Shares used in the calculation of
basic net income (loss) per share                17,317        16,959       16,648
                                            ===========      =========   =========
Shares used in the calculation of
diluted net income (loss) per share              18,594        16,959       16,648
                                            ===========      =========   =========

            The accompanying notes are an integral part of these
                     consolidated financial statements.


                                  MARKETWATCH, INC.
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    Additional
                                 Common Stock        Paid-In     Contribution    Accumulated
                                 ------------
                              Shares     Amount      Capital      Receivable      Deficit      Total
                              -----------------     -----------  ------------    -----------   -----
Balances, December 31, 2000   16,541,403  $  166    $  319,425    $ (21,539)     $ (164,635)   $ 133,417

Issuance of common stock
upon exercise of options          60,962       1            79                                        80

Issuance of common stock
through employee stock
purchase plan                    139,165       1           436                                       437

Advertising received from CBS                                        11,640                       11,640

Net loss                                                                          (76,523)       (76,523)
                              ---------- -------    ----------      --------    ----------    ----------
Balances, December 31,
2001                          16,741,530     168       319,940       (9,899)     (241,158)        69,051

Issuance of common stock
upon exercise of options          18,491      --            67                                        67

Issuance of common stock
through employee stock
purchase plan                    162,039       2           387                                       389

Issuance of common stock
upon acquisition of Hulbert
Financial Digest                 138,651       1           599                                       600

Advertising received from CBS                                         9,843                        9,843

Net loss                                                                           (9,653)        (9,653)
                              ---------- -------    ----------      --------    ----------    ----------
Balances, December 31,
2002                          17,060,711     171       320,993          (56)     (250,811)        70,297

Issuance of common stock
upon exercise of options         328,687       7         1,287                                     1,294

Issuance of common stock
through employee stock
purchase plan                     94,841       2           388                                       390

Contribution of non-cash
services from CBS                                          473                                       473

Advertising received
from CBS                                                                 56                           56

Net income                                                                          2,655          2,655
                              ---------- -------    ----------      --------    ----------    ----------
Balances, December 31, 2003   17,484,239 $   180    $  323,141      $    --     $(248,156)    $   75,165
                              ========== =======    ==========      ========    ==========    ==========

               The accompanying notes are an integral part of
                  these consolidated financial statements.


                             MARKETWATCH, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (IN THOUSANDS)


                                                    Years Ended December 31,
                                            --------------------------------------
                                               2003           2002           2001
                                               ----           ----           ----
Cash flows from operating activities:

Net income (loss)                           $   2,655        $ (9,653)   $ (76,523)

Adjustments to reconcile net income
(loss) to net cash provided by (used
in) operating activities:

Provision for bad debt                            (66)             --        1,020

Depreciation and amortization                   3,755           4,753       57,713

Loss in joint venture                              --              --        1,476

Non-cash charges from stockholder                  56           9,843       11,640

Changes in operating assets and
liabilities:

Accounts receivable                            (1,592)          2,978        2,555

Prepaid expenses and other assets                  31              73        2,160

Accounts payable and accrued
expenses                                        1,304            (746)      (2,469)

Deferred revenue                                  460              74          108
                                            ---------        --------     --------

Net cash provided by (used in)
operating activities                            6,603           7,322       (2,320)
                                            ---------        --------     --------
Cash flows from investing activities:

Purchase of property and equipment             (1,605)         (1,856)      (4,440)

Prepaid acquisition costs                      (1,931)             --           --

Acquisition of business, net of cash
acquired                                           --            (231)          --

Investment in joint venture                        --              --       (1,476)
                                            ---------        --------     --------
Net cash used in investing
activities                                     (3,536)         (2,087)      (5,916)
                                            ---------        --------     --------
Cash flows from financing activities:

Issuance of common stock                        1,684             456          517
                                            ---------        --------     --------
Net cash provided by financing
activities                                      1,684             456          517
                                            ---------        --------     --------
Net change in cash                              4,751           5,691       (7,719)

Cash and cash equivalents at the
beginning of the period                        43,328          37,637       45,356
                                            ---------        --------     --------
Cash and cash equivalents at the end
of the period                               $  48,079        $ 43,328    $  37,637
                                            =========        ========    =========
Supplemental disclosure of non-cash
activity:

Prepaid acquisition costs for
Pinnacor included in prepaid
acquisition costs and accounts payable      $     567              --           --

Non-cash contribution of services
from CBS                                          473              --           --

Common stock issued for acquisition
of business                                        --        $    600           --

               The accompanying notes are an integral part of
                  these consolidated financial statements.

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

The Company

MarketWatch, Inc. (the "Company"), a leading multi-media publisher of business and financial news and provider of information and analytical tools, was formed on October 29, 1997 in the state of Delaware as a limited liability company and was jointly owned by Data Broadcasting Corporation ("DBC"), now known as Interactive Data Corporation ("IDC"), and CBS Broadcasting Inc. ("CBS"), with each member owning a 50% interest in the Company.

In connection with the formation of the limited liability company, the Company, CBS and DBC entered into a contribution agreement (the "Contribution Agreement"), under which DBC contributed to the Company cash and DBC's then existing "Online/News" business, which primarily consisted of customer contracts and intellectual property, and CBS agreed to provide $50.0 million of rate card amount of advertising and promotions over a period of five years in return for its ownership interest. Subsequently, the $50.0 million rate card amount was revised to $30.0 million upon completion of the Company's initial public offering (see Note 3).

In addition, CBS and the Company entered into a license agreement dated October 29, 1997 (the "License Agreement") where CBS, in exchange for a royalty of 30% of net advertising revenue, as defined, granted to the Company the non-exclusive right and license to use certain CBS news content and registered trademarks, including the CBS "Eye" design, until October 29, 2005, subject to termination on the occurrence of certain events. Subsequently, the 30% royalty was decreased to 8% (see Note 3). In addition, the Company entered into a services agreement with DBC (the "Services Agreement") on October 29, 1997 under which DBC charged the Company for certain general services, the Company received payment from DBC for supplying news and the Company receives a fee for licensing MarketWatch RT and MarketWatch Live.

On January 6, 2000, the Company entered into a joint venture agreement with the Financial Times Group, a part of Pearson plc, a British media company ("Pearson") to establish Financial Times Marketwatch.com (Europe) Limited, an Internet provider of real time business news, financial programming and analytical tools. Under the agreement, the Company licensed its trademark and technology to the joint venture, contributed certain domain names and 500,000 pounds sterling in exchange for 500,000 shares of the joint venture. The Financial Times contributed trademarks for an ongoing royalty fee, provided 15.0 million pounds sterling worth of rate card advertising over five years and contributed 500,000 pounds sterling in cash for 500,000 shares in the joint venture. The Company recorded 50% of the loss incurred by FT MarketWatch.com based on its ownership percentage and accounted for the joint venture under the equity method.

In October 2001, the Company signed a non-binding memorandum of understanding ("MOU") to transfer its ownership of the joint venture to the Financial Times Group. Since the Company no longer had a commitment to fund the joint venture, the previously recorded losses of $645,000 were reversed during the three months ended September 30, 2001. In November 2001, the Company completed the sale and purchase agreement finalizing the transfer of ownership in the joint venture to the Financial Times Group. As part of the ownership transfer, the Company signed a transitional services agreement with the Financial Times Group under which the Company would migrate the technology developed for the joint venture Web site to the Financial Times Group for a fee. The agreement also assigned certain equipment to the Company that was owned by the joint venture. In addition, the Company signed a license agreement with the Financial Times Group under which it will provide content and tools for a monthly fee. The total contributions to the joint venture for the years ended December 31, 2001 and 2000 were $1.5 million and $5.0 million, respectively.

On May 5, 2000, the Company issued 1,136,814 shares of the Company's common stock to DBC for $43.0 million in cash and the same number of shares to CBS for $13.0 million in cash and $30.0 million in rate card advertising and promotion, which expired on May 5, 2002. The remaining $56,000 of rate card advertising and promotion from CBS was utilized by April 25, 2003.

In January 2001, an affiliate of Pearson acquired DBC's 34.1 % stake in the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. Investments in entities in which the Company can exercise significant influence, but are less than majority-owned and are not otherwise controlled by the Company, are accounted for under the equity method.

The Company operates in one segment.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Revenue Recognition

The Company generates its net revenues from three primary sources: the sale of advertising on the Company's Web sites, broadcast properties and membership center fees; the license of content; and subscription revenues from newsletters and other products.

Online advertising revenues, derived from the sale of advertisements, revenues from newsletter and other sponsorships on the Company's Web sites, are recognized using the lesser of the ratio of impressions delivered over total guaranteed impressions or on the straight line basis over the term of the contract in the period the advertising is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is reasonably assured. Company obligations typically include guarantees of a minimum number of "impressions" or times that an advertisement is viewed by users of the Company's Web sites. Additionally, certain sponsorship agreements provide links to third-party Web sites and generate either fixed transaction fees for monthly access or variable fees, which are dependent upon the number of transactions consummated at the third-party Web site by linked customers. Such amounts are recognized as revenue in the month earned.

The Company produces a weekend television program for distribution on CBS affiliates and daily radio broadcasts for distribution by Westwood One Radio Network. The Company shares in the revenue earned through the sale by CBS sales forces and Westwood One of advertising space during its television and radio programming, respectively. Revenue for the television program is recognized as the shows are aired and revenue is earned. Revenue for the radio show is recognized monthly as advertisements are run and earned. Membership center revenues consist of fees for leads generated from promotions placed in the membership center section of the CBS.MarketWatch.com Web site. Membership center customers pay MarketWatch a fixed fee for each customer that comes to their site and registers for their product from the CBS.MarketWatch.com Web site. Revenue from the membership center is recognized in the month the leads are generated.

Licensing revenues consist of revenue earned from the licensing of MarketWatch content and tools. License revenues consist of fixed monthly amounts related to the license of financial tools and news content that are recognized ratably over the term of the licensing agreement or amounts based on the number of qualified account holders.

Subscription revenue relates to customer subscriptions to the Company's newsletters, and the IDC online services, MarketWatch RT and MarketWatch Live, which provide subscribers access to real-time exchange data and analytical products and are sold through the Company's Web sites. Revenue from subscriptions is recognized ratably over the subscription period.

Deferred revenues relate to prepayments of license and advertising contracts and subscription fees for which amounts have been collected but for which revenue has not yet been recognized.

Revenues from barter transactions, in accordance with the provisions of Accounting Principles Board Opinion No. 29 ("APB 29"), "Accounting for Nonmonetary Transactions," are recognized during the period in which the advertisements are displayed on the Company's Web sites. Under the provisions of APB 29, barter transactions are recorded at the fair value of the goods or services received. For the years ended December 31, 2003, 2002 and 2001, the Company recognized $572,000, $483,000 and $1.5 million, respectively, in barter revenue, which was valued by an independent third party using typical ad placement values for similar advertising placements.

The Company did not record barter revenue and the related expenses for advertising provided to American Online, Inc. ("AOL") under an agreement in accordance with Emerging Issues Task Force 99-17, EITF 99-17 "Accounting for Advertising Barter Transactions". Under the provisions of EITF 99-17, revenue and expense should be recognized at fair value from an advertising barter transaction only if the fair value of the advertising surrendered in the transaction is determinable based on the entity's own historical practice of receiving cash, marketable securities, or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. Since these criteria were not met with respect to the Company's barter agreement with AOL, which ended on December 31, 2002, the Company did not recognize revenue. Under the agreement with AOL, for the year ended December 31, 2002, AOL received 141 mentions and 26 graphics on the CBS.MarketWatch.com Weekend Show and 15% of a CBS.MarketWatch.com and AOL cobranded advertisement that ran 51 times in the NY Daily News and 34 times in the San Francisco Examiner. For the year ended December 31, 2001, AOL received 65 mentions and 58 graphics on the CBS.MarketWatch.com Weekend Show, and 15% of a CBS.MarketWatch.com and AOL cobranded advertisement that ran 114 times in the NY Daily News and 104 times in the San Francisco Examiner. For the years ended December 31, 2002 and 2001, the Company received 1.8 billion and 8.2 billion impressions, respectively, from AOL.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over its estimated useful life, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the remaining lease term. Depreciation and amortization expense relating to property and equipment for the years ended December 31, 2003, 2002 and 2001 was $ 3.8 million, $4.8 million and $5.1 million, respectively.

Intangible Assets and Goodwill

Prior to January 1, 2002, goodwill and intangibles were amortized using the straight-line method. Goodwill was being amortized over three years, and intangibles were being amortized over periods ranging from 1.5 to 3.5 years. Through December 31, 2001, the Company assessed the recoverability of its long-term assets by comparing the projected discounted cash flows associated with those assets against their respective carrying amounts. Impairment, if any, was based on the excess of the carrying amount over the fair value of those assets. If it was probable that the projected future undiscounted cash flows of the acquired assets were less than the carrying value of the goodwill, the Company would recognize an impairment loss in accordance with the provision of Statement of Financial Accounting Standards No. 121 ("SFAS No.121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In addition, if the analysis warranted revised estimated useful lives, the Company would adjust the lives of the assets in accordance with Accounting Principles Board Opinion No. 17, "Intangible Assets." No impairment was identified as of December 31, 2001.

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and other Intangible Assets" and ceased amortization of the Company's goodwill balance. In lieu of amortization, the Company was required to perform an impairment review of its goodwill balance upon the initial adoption of SFAS No. 142 and, thereafter, periodically evaluate goodwill for impairment. The Company will use a two-step process to evaluate impairment. The first step is to identify a potential impairment by comparing the fair value of the Company to the carrying value, including goodwill. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any. The Company has completed the impairment review under SFAS No. 142 and has determined that an adjustment for impairment was not required during the years ended December 31, 2003 and 2002.

Amortization of goodwill and intangibles for the years ended December 31, 2003, 2002 and 2001 was $0, $0 and $52.0 million, respectively, of which $0, $0 and $416,000, respectively, was included in cost of sales.

Net Income (Loss) per Share

Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
(loss) per share is computed using the weighted average number of common and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). For 2002 and 2001, potential common shares were not included in the computation because they were antidilutive. For 2003, potential common shares of 1,276,782, were included in the computation and were related to shares issuable upon the exercise of stock options.

Product Development Costs

Costs attributable to the development of new products are expensed as incurred. The Company develops software that enables users to access information on its Web sites and subscription services. Development costs incurred prior to technological feasibility are expensed as incurred. Costs eligible for capitalization have been immaterial for all periods presented.

Promotion and Advertising

Advertising costs are expensed as incurred. Promotion and advertising provided by CBS under the Contribution Agreement are recognized as an expense during the period in which the services are provided based on the rate card value of such services (See Notes 3 and 8). Advertising expense for the years ended December 31, 2003, 2002 and 2001 was $1.2 million, $11.0 million and $15.1 million, respectively.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Management deposits its cash with six financial institutions. Management periodically performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. As of December 31, 2003, 2002 and 2001, none of the Company's customers accounted for 10% or more of its gross accounts receivable. The fair value of accounts receivable approximates carrying value due to their short-term nature.

Comprehensive Income

Comprehensive income includes all changes in equity (net assets) during a period from non-owner sources. During each of the three years in the period ended December 31, 2003, the Company has not had any significant transactions that are required to be reported in comprehensive income.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No.25"), "Accounting for Stock Issued to Employees" and its related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148. "Accounting for Stock-Based Compensation, Transition and Disclosure." In accounting for stock-based transactions with non-employees, the Company records compensation expense in accordance with SFAS No. 123 and Emerging Issues Task Force 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

The following pro forma information presents the Company's net income
(loss) and basic and diluted net income (loss) per share for the years ended December 31, 2003, 2002 and 2001 as if compensation cost had been measured under the fair value method of SFAS No. 123, "Accounting for Stock Based Employee Compensation," for the employee stock option and employee stock purchase plans.

                                         Years Ended December 31,
                                    ----------------------------------
                                       2003          2002        2001
                                    -----------   ----------  ---------
Net income (loss):

As reported                        $   2,655     $   (9,653)  $  (76,523)

Stock-based employee
compensation expense
determined under fair value
based method                          (2,754)        (3,964)      (3,692)
                                   ---------     ----------   ----------

Pro forma net loss                 $     (99)    $  (13,617)  $  (80,215)
                                   =========     ==========   ==========
Net income (loss) per share:

As reported, basic                 $    0.15     $    (0.57)  $    (4.60)
                                   =========     ==========   ==========

As reported, diluted               $    0.14     $    (0.57)  $    (4.60)
                                   =========     ==========   ==========

Pro forma, basic                   $   (0.01)    $    (0.80)  $    (4.82)
                                   =========     ==========   ==========

Pro forma, diluted                 $   (0.01)    $    (0.80)  $    (4.82)
                                   =========     ==========   ==========

The Company calculated the fair value of its equity-based compensation plans using the Black-Scholes model. The following weighted average assumptions were used related to option grants:

                                        Years Ended December 31,
                                   -------------------------------------
                                     2003           2002          2001
                                   ---------     ----------   ----------

Stock Options
-------------

Expected dividend                      0  %          0  %           0  %

Risk-free interest rate              2.4  %        3.4  %         4.2  %

Expected volatility                   68  %        105  %         115  %

Expected life (in years)               4             4              4

Employee Stock Purchase Plan
----------------------------

Expected dividend                      0  %          0  %           0  %

Risk-free interest rate              1.3  %        1.8  %         2.6  %

Expected volatility                   78  %        105  %         115  %

Expected life (in months)              6             6              6

According to the Black-Scholes option-pricing model, the weighted average estimated fair value of employee stock option grants during 2003, 2002 and 2001 was $3.71, $2.93, and $2.44 per share, respectively, and the weighted average fair value of shares granted under the Purchase Plan for the years ended December 31, 2003, 2002 and 2001 was $4.10, $2.40 and $2.37,
respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

Recently Issued Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company's financial position, cash flows or results of operations.

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 104 (SAB 104), "Revenue Recognition", which supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple-element revenue arrangements that was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" and to rescind the SEC's related "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" issued with SAB 101 that had been codified in SEC Topic 13, "Revenue Recognition." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not have a material effect on the Company's financial position or results of operations.

NOTE 3 - AGREEMENTS WITH CBS AND PEARSON

In January 1999, the Company entered into a Stockholders' Agreement ("Stockholders' Agreement") with CBS and IDC under which CBS reduced the advertising commitment from the Contribution Agreement to an aggregate rate card amount of $30.0 million in return for a change in the royalty rate payable under the License Agreement, extension of the License Agreement to 2005 and modified to certain non-competition provisions. Additionally, both CBS and Pearson, which acquired IDC's 34.1% stake in the Company (see Note
1), have a right of first refusal in the event either party desires to sell any securities of the Company to a third-party or if the Company issues new securities.

In addition, the Company and CBS entered into an Amended and Restated License Agreement (the "Amended and Restated License"), which became effective immediately prior to the initial public offering. Under the Amended and Restated License, in return for the right to use the CBS name and logo as well as the CBS Television Network news content, the Company is obligated to pay a royalty to CBS of: (i) during 1999: (a) 8% of Gross Revenues (as defined below) in excess of $500,000 and up to and including $50.5 million and (b) 6% of Gross Revenues in excess of $50.5 million; and
(ii) in subsequent years through the termination of the license agreement on October 29, 2005: (a) 8% of Gross Revenues up to and including $50.0 million and (b) 6% of Gross Revenues in excess of $50.0 million.

CBS has the right to terminate the agreement in certain circumstances, including the Company's breach of a material term or condition of the agreement, insolvency, bankruptcy or other similar proceeding, discontinuance of use of the MarketWatch logo without providing an acceptable substitute, or acquisition or issuance of certain percentages of the Company's common stock or voting power by or to a CBS competitor. In addition, CBS has retained significant editorial control over the use and presentation of the CBS news content and the CBS logo and has the ability to prevent the Company from displaying certain types of content, which are unacceptable to CBS.

Gross Revenues means gross operating revenues that are derived from an Internet service or Web site that provides information or services of a financial nature or uses the CBS trademarks licensed to the Company. Gross Revenues excludes certain revenues including those from Pearson, an amount equal to certain commissions paid to sales representatives and an amount equal to certain revenues attributable to an acquired company's results of operations for the 12 months prior to the acquisition.

The terms of the Amended and Restated License do not prohibit CBS from licensing its name and logo to another Web site or Internet service that does not have as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers. CBS is also not prohibited from licensing its news content to, or investing in, another Web site or Internet service.

In January 1999, the Company and IDC entered into an Amended and Restated Services Agreement (the "Amended Services Agreement"), in which IDC would provide the Company with hosting services, software programming assistance, data feeds, communications lines, office space and related facilities, network operations and Web site management services, as well as certain administrative and engineering services if requested by the Company. The Amended Services Agreement provides for IDC to grant the Company certain nonexclusive licenses to its data and information feeds and provides for certain network Web site hosting performance standards. IDC also paid the Company a monthly per subscriber fee ranging from $2.50 to $5.00, subject to a monthly minimum of $100,000 through October 2002, for delivery of the Company's news to all IDC subscribers, as defined. The Company is also required to pay IDC 25% and 75% of subscription revenues for MarketWatch RT(TM) and MarketWatch Live(TM), respectively. The term of the Amended Services Agreement will expire on October 29, 2005.

In January 1999, the Company, CBS and DBC entered into a Registration Rights Agreement ("Registration Agreement"). CBS and DBC, and their affiliates and permitted transferees, were given certain registration rights for the securities of the Company held by them under the Registration Agreement.

In October 1999, CBS committed to provide advertising and promotions over a five-year period in return for its ownership position (see Note 1). The Company had recorded the $50.0 million commitment by CBS as a contribution receivable and reduced the receivable and recorded an expense based on the rate card amount of the advertising and promotion during the period provided. Under the terms of the Stockholders' Agreement, the Company recorded a $20.0 million reduction to the contribution receivable and additional paid-in capital upon completion of the initial public offering. Under the terms of the stock purchase agreement that was entered into with CBS in March 2000, CBS agreed to provide an additional $30.0 million in advertising during the period from March 1, 2000 through April 25, 2003. As of December 31, 2003, CBS delivered fully under these commitments.

NOTE 4 - BALANCE SHEET COMPONENTS

Allowance for bad debts was as follows (in thousands):

                                             Years Ended December 31,
                                        ---------------------------------
                                        2003          2002           2001
                                        ----          ----           ----

Balance at beginning of period       $   450       $    752      $   628

Charged to expenses                      (66)            --        1,020

Write-offs, net of recoveries             12           (302)        (896)

Balance at end of period             $   396       $    450      $   752
                                      ======        =======       ======

Prepaid expenses were as follows (in thousands):

                                                 December 31,
                                            ---------------------
                                              2003             2002
                                            -------          ------
Prepaid marketing                          $    128        $    239

Other                                           557             457
                                            -------          ------

                                           $    685        $    696
                                            =======          ======

Property and equipment, net, consisted of the following (in thousands):

                                                  December 31,
                                            ---------------------
                                              2003            2002
                                            -------          ------
Computer and equipment                     $ 13,224        $ 12,288

Leasehold improvements                        5,967           5,931

Furniture and fixtures                        2,111           2,126
                                            -------          ------
                                             21,302          20,345

Less accumulated depreciation and
amortization                                (16,915)        (13,665)
                                            =======          ======

                                           $  4,387        $  6,680
                                            =======          ======

Accrued expenses were as follows (in thousands):


                                                  December 31,
                                            ---------------------
                                              2003            2002
                                            -------          ------
Accrued television production              $    266        $    661

Accrued royalty                                 972             807

Accrued compensation and related
expenses                                      2,767           1,432

Restructuring accrual                             4             110

Accrued income taxes                             99              --

Deferred rent                                   870             745

Customer refunds (1)                            845              --

Other (2)                                       297             478
                                            -------          ------

                                           $  6,120        $  4,233
                                            =======          ======

1. In January 2004, the Company cancelled one of its subscription newsletters and refunded its customers a pro-rata share of their remaining subscriptions.
2. In the fourth quarter of 2003, the Company settled a liability with one of its vendors, which resulted in a decrease in expenses of approximately $688,000.

NOTE 5 - INCOME TAXES

The provision for income taxes composed of the following (in thousands):

                                             Years Ended December 31,
                                        ---------------------------------
                                        2003          2002           2001
                                        ----          ----           ----

Current:

Federal                              $    60       $     --       $    --

State                                     90             --            --
                                      ------        -------        ------

Total current provision              $   150       $     --       $    --
                                      ======        =======        ======

The components of the net deferred tax assets and liabilities were as follows (in thousands):

                                             Years Ended December 31,
                                        ---------------------------------
                                        2003          2002           2001
                                        ----          ----           ----

Deferred tax assets:

Net operating loss carryforwards    $ 39,221       $ 40,107       $ 37,446

Property and equipment                 2,758          3,595          3,377

Accruals and reserves                  1,087          1,062            704
                                     -------        -------        -------

Total deferred tax assets             43,066         44,764         41,527
                                     -------        -------        -------
Deferred tax liabilities:

Intangible assets                         (6)            --           (115)
                                     -------        -------        -------
Net deferred assets                   43,060         44,764         41,412

Less valuation allowance             (43,060)       (44,764)       (41,412)
                                     -------        -------        -------
Deferred tax asset                   $    --       $     --       $     --
                                     =======        =======        =======

Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. The valuation allowance for the year ended December 31, 2003 decreased by $1.7 million and increased for the years ended December 31, 2002 and 2001 by $3.4 million and $10.4 million, respectively.

At December 31, 2003, the Company had federal and state net operating loss carry-forwards of approximately $102.9 million and $72.7 million, respectively, available to offset future regular taxable income. The Company's net operating loss carryforwards will expire on various dates through 2023, if not utilized. The availability of net operating losses to offset future taxable income may be limited as a result of ownership changes in 1999. The amount of such limitations, if any, has not been determined.

U.S. operating loss carryforwards of approximately $28.7 million resulted from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

The difference between the income tax expense (benefit) at the statutory rate of 34% and the Company's effective tax rate was due primarily to the valuation allowance established to offset the deferred tax asset and the impact of state taxes. The provision for income tax was different than the amount computed using the applicable statutory federal income tax rate with the difference for the years summarized below:

                                             Years Ended December 31,
                                       ------------------------------------
                                       2003           2002            2001
                                       ----           ----            ----

Provision computed at federal
statutory rate                          34  %         (34)  %          (34) %

State taxes, net of federal
benefit                                  5             (4)              (5)

Amortization of goodwill                               --               26

Other permanent differences             37              3               (1)

Tax losses not benefited               (71)            35               14
                                     -------        -------          -------

Provision for income taxes               5  %          --   %           --  %
                                     =======        =======          =======

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Leases

The Company subleases office space from CBS for its corporate headquarters in San Francisco, California, and its operations in New York City through 2010. In addition, the Company leases space in Minneapolis, Washington D.C., Chicago, Los Angeles, Boston and Dallas. Rent expense under the leased properties was $1.7 million, $1.7 million and $1.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

In addition, the Company has entered into various sublease arrangements associated with excess facilities under the 2001 restructuring program. Such subleases have terms extending through 2005 and amounts estimated to be received have been included in determining the restructuring accrual.

Net noncancelable lease commitments as of December 31, 2003 can be summarized as follows (in thousands):

                                   Gross lease       Sublease        Net lease
                                   commitments        income        commitments
                                 -------------      ----------     ------------

2004                              $     1,853       $    (123)      $   1,730

2005                                    1,977             (84)          1,893

2006                                    2,054              --           2,054

2007                                    2,122              --           2,122

2008                                    1,174              --           1,174

Due after five years                      584              --             584
                                     --------        --------        --------
Total net lease commitments       $     9,764       $    (207)      $   9,557
                                     ========        ========        ========

Commitments

As of December 31, 2003, the Company has entered into employment agreements with eight of its officers. These agreements expire through December 2004. Such agreements provide for annual salary levels ranging from $175,000 to $325,000, as well as annual bonuses of up to 100% of the base salary.

As of December 31, 2003, the Company is committed to paying $628,000 to AOL over the next year in fulfillment of an agreement. Under the agreement, the Company created a co-branded site that enables AOL members to access CBS.MarketWatch.com content and investment management tools through the AOL portal. The Company and AOL have also agreed to collaborate in sales and marketing efforts.

The Company maintains agreements with independent content providers for certain news, stock quotes and other information. The terms of these agreements are generally one to two years, with optional extension periods ranging from one to three years.

Contingencies

From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business. The Company is not currently aware of any legal proceedings or claims that will have a material adverse effect on the Company's financial position or results of operations.

In 2001, several plaintiffs filed class action lawsuits in federal court against the Company, certain of its current and former officers and directors and its underwriters in connection with its January 1999 initial public offering. The complaints generally assert claims under the Securities Act, the Exchange Act and rules promulgated by the Securities and Exchange Commission. The complaints seek class action certification, unspecified damages in an amount to be determined at trial, and costs associated with the litigation, including attorneys' fees. The action against the Company is being coordinated with approximately three hundred other nearly identical actions filed against other companies. On June 25, 2003, a committee of the Company's board of directors approved a Memorandum of Understanding ("MOU") and related agreements that set forth the terms of a settlement between the Company, the plaintiff class and the vast majority of the other approximately 300 issuer defendants. It is anticipated that any potential financial obligation of the Company to plaintiffs pursuant to the terms of the MOU and related agreements will be covered by existing insurance. Therefore, the Company does not expect that the settlement will involve any payment by the Company. The MOU and related agreements are subject to a number of contingencies, including the negotiation of a settlement agreement and its approval by the Court.

Indemnifications

During its normal course of business, the Company has made certain indemnifications, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnifications include intellectual property indemnifications to the Company's customers in connection with the sales of its products and services, indemnifications to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnifications to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware.

NOTE 7 - EMPLOYEE BENEFIT PLANS

401K

The Company has a 401(k) deferred savings plan covering substantially all employees. Employee contributions were matched 25% by the Company, up to a maximum of $2,500 per employee per year in 2003, 25% up to a maximum of $2,500 per year for 2003 and 2002 and 33% up to a maximum of $2,500 per year for and 2001. Matching contributions by the Company in the years ended December 31, 2003, 2002 and 2001 were approximately $266,000, $192,000 and
$348,000, respectively.

Employee Stock Purchase Plan

Effective August 15, 2000, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of a maximum of 500,000 shares of the Company's common stock. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's common stock on every February 14th and August 14th. The price of the common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each six-month offering period or the specified purchase date. In addition, on each January 1, the aggregate number of shares of the Company's common stock reserved for issuance under the Plan shall be increased automatically by a number of shares purchased under the Plan in the preceding calendar year, provided that the Board may in its sole discretion reduce the amount of the increase in any particular year. During the years ended December 31, 2003, 2002 and 2001, 94,841, 162,039 and 139,165 shares, respectively, were purchased under the Purchase Plan. At December 31, 2003, 405,159 shares were available under the Purchase Plan for future issuance.

Stock Option Plans

In 1998, the Board of Directors adopted the 1998 Equity Incentive Plan (the "1998 Plan") and the 1998 Directors' Stock Option Plan (the "1998 Directors' Plan") and all outstanding employee options became part of the 1998 Plan. The 1998 Plan and 1998 Directors' Plan became effective upon the completion of the Company's initial public offering. Stockholders have approved both plans. In each of the calendar years 2000 and 2002, the Board of Directors reserved an additional 1,500,000 shares for issuance under the 1998 Plan. In 2002, the Board of Directors reserved an additional 50,000 shares for issuance under the 1998 Directors' Plan. To date, the Company has reserved an aggregate of 4.65 million shares for issuance under both plans.

The 1998 Plan allows for the issuance of incentive stock options and non-qualified stock options. The 1998 Directors Plan allows for the issuance of non-qualified stock options. The stated exercise price of all options granted are not less than 100% of the fair market value on the date of grant. Options are generally granted for a term of ten years and vest one-third after each year of service over a three-year period.

Pursuant to the consummation of the acquisition of BigCharts during 1999, the Company assumed the BigCharts, Inc. 1995 Stock Plan (the "BigCharts Plan"). Options issued under the BigCharts Plan become exercisable over varying periods as provided in the individual plan agreements. BigCharts had issued 585,824 shares under the BigCharts Plan.

In June 2001, the Company offered a voluntary stock option exchange program that provided the Company's employees and directors the opportunity to cancel certain stock options of the Company's common stock, in exchange for new options to purchase 75% of the shares subject to the cancelled options six months and one day after the options were cancelled. The new options would be granted on or after January 19, 2002 at the then fair market value of the Company's common stock. Options to purchase approximately 2.7 million shares were eligible for the exchange program. On July 18, 2001, the Company cancelled options to purchase approximately 989,000 shares, and granted new options to purchase approximately 725,000 shares on January 22, 2002.

The following summarizes the activity in the Company's stock option plans:

                                                                   Weighted
                                                                    Average
                                                  Options          Exercise
                                                Outstanding          Price
                                                -----------      ----------
Options outstanding, December 31, 2000            2,883,537       $   21.31
Options granted                                     572,010            3.17
Options canceled                                 (1,566,559)          31.51
Options exercised                                   (60,962)           1.32
                                                -----------
Options outstanding, December 31, 2001            1,828,026            8.15

Options granted                                   1,617,318            4.04
Options canceled                                   (145,130)           7.73
Options exercised                                   (18,491)           3.65
                                                -----------
Options outstanding, December 31, 2002            3,281,723            6.17
Options granted                                     952,640            8.17
Options canceled                                   (125,460)           7.31
Options exercised                                  (328,437)           7.31
                                                -----------
Options outstanding, December 31, 2003            3,780,466       $    6.83
                                                ===========

At December 31, 2003, 2002 and 2001, 376,389, 1,203,569 and 1,125,757
options were available for future grant, respectively, and 1,914,835, 1,429,107 and 813,651 options were exercisable, respectively. The weighted average exercise price and weighted average remaining contractual life of the vested options were $7.59 and 6.61 years, respectively, at December 31, 2003; $8.66 and 8.16 years, respectively, at December 31, 2002; and $9.80 and 8.08 years, respectively, at December 31, 2001.

The following table summarizes information about options at December 31, 2003:

                              Options outstanding           Options exercisable
                     ------------------------------------   -------------------
                                   Average                             Weighted
                                   Remaining    Weighted                Average
                                  Contractual    Average               Exercise
    Range of                         Life       Exercise                Price
 Exercise Prices        Number       (in         Price      Number       per
    per Share        Outstanding    years)     per Share  Exercisable  Share
-----------------    ------------  ----------  ---------- -----------  --------
  $1.32 - $1.74            9,660      3.85     $   1.35        9,326  $  1.33
  $2.41 - $3.95        1,056,517      8.16         3.52      494,804     3.36
  $4.00 - $6.40        1,547,839      7.01         4.31    1,071,745     4.13
  $7.30 - $9.78          914,416      9.31         8.42       86,926     8.01
 $10.54 - $19.00          54,874      5.91        14.03       54,874    14.03
 $21.31 - $28.80          69,000      6.32        25.21       69,000    25.21
 $33.25 - $42.00         109,160      5.99        38.04      109,160    38.04
 $50.00 - $74.00          19,000      5.62        56.32       19,000    56.32
                       ---------                           ---------
   $1.32- $74.00       3,780,466      7.82     $   6.83    1,914,835  $  7.59
                       =========                           =========

In January 2004, in conjunction with the acquisition of Pinnacor, the Company adopted a 2004 stock incentive plan and 2004 employee stock purchase plan. The Company assumed the Pinnacor stock option plan and issued options under the Company's 2004 stock incentive plan.

NOTE 8 - RELATED PARTY TRANSACTIONS

Under its license agreement with CBS, the Company expensed $3.0 million, $2.8 million, and $2.8 million for the years ended December 31, 2003, 2002 and 2001, respectively, related to licensing of CBS news content and trademarks. In addition, the Company has recorded advertising expenses of $56,000, $9.8 million, and $11.6 million at rate card value for the years ended December 31, 2003, 2002 and 2001, respectively, for advertising and promotion provided by CBS. Rental payments to CBS for leasing of certain facilities were $1.2 million, $1.1 million, and $1.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. During 2003, CBS forgave $473,000 in rental expenses which was recorded in equity as a CBS contribution to the Company.

Licensing revenues from IDC were $0, $1.0 million, and $1.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. Licensing revenues from FT.com and Financial Times were $1.5 million, $1.8 million and $1.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company recognized costs to IDC of $633,000, $641,000 and $934,000, for the years ended December 31, 2003, 2002 and 2001, respectively, for data feeds. In March 2003, IDC purchased Comstock, Inc. and the Company expensed $577,000 for data feeds from Comstock, Inc. for the year ended December, 31, 2003. In addition, the Company recognized revenue of $2.6 million, $2.2 million and $2.6 million for the years ended December 31, 2003, 2002 and 2001, respectively, from television and radio programming on CBS stations. The Company recognized costs to CBS of $1.2 million, $1.6 million, and $1.5 million for the years ended December 31, 2003, 2002 and 2001, respectively, for production of the television and radio programming.

IDC purchased $56,000, $33,000, and $123,000 for the years ended December 31, 2003, 2002 and 2001, respectively, of advertising under an insertion order.

At December 31, 2003 and 2002, $453,000 and $532,000, respectively, were included in accounts receivable for radio and television revenue due from CBS. In addition, at December 31, 2003 and 2002, $11,000 and $135,000,
respectively, were included in accounts receivable related to licensing and subscription revenues due from IDC and $92,000 and $0, respectively, were included in accounts receivable related to licensing revenues due from FT.com and Financial Times, subsidiaries of Pearson. At December 31, 2003 and 2002, the Company had a liability of $972,000 and $807,000, respectively, owed to CBS for royalty fees and a liability of $203,000 and $70,000, respectively, due to IDC for data feeds.

Direct charges for subscription revenues for certain IDC data feeds were $38,000, $58,000 and $136,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Under the terms of the Amended and Restated Services Agreement, IDC agreed to provide the Company with certain general services including accounting, network operations, hosting of the Company's Web pages and data feeds. Allocated charges for these services totaled $106,000 for the year ended December 31, 2001.

NOTE 9 - RESTRUCTURING CHARGES

In the second quarter of 2001, the Company implemented a plan to reduce costs and improve operating efficiencies by discontinuing initiatives and enhancements of its wireless and broadband businesses, and recorded a restructuring charge of $1.4 million. The restructuring charge consisted primarily of severance and benefits of $300,000 related to the involuntary termination of approximately 35 employees; the estimated lease costs of $510,000 pertaining to future obligations for non-cancelable lease payments for excess facilities; and the write-off of leasehold improvements, furniture and fixtures, software and computer equipment with a net book value of $530,000. The assets were taken out of service, as they were deemed unnecessary due to the reductions in workforce. In addition, the Company accrued for legal and consulting costs of $70,000 related to the restructuring. At December 31, 2003, $4,000 remains to be paid out for lease costs and other expenses. The restructuring is expected to be completed by January 31, 2004.

NOTE 10 - CHANGE IN ACCOUNTING FOR GOODWILL AND CERTAIN OTHER INTANGIBLES

In accordance with SFAS No. 142, goodwill and indefinite life intangibles amortization was discontinued as of January 1, 2002. The carrying amount of goodwill at December 31, 2003 and 2002 totaled $22.4 million. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment; while the second phase (if necessary), measures the impairment. Under SFAS No. 142, the Company is required to perform a goodwill impairment review annually and more frequently if the facts and circumstances warrant a review. No impairment was required as a result of the annual reviews in 2003 and 2002.

In accordance with SFAS No. 142, the effect of this accounting change is reflected prospectively. Supplemental comparative disclosure as if the change had been retroactively applied to the year ended December 31, 2001 is as follows (in thousands, except per share amounts).

                                                      Year Ended
                                                     December 31,

                                                         2001
                                                    --------------
Reported net income (loss)                          $    (76,523)

Add back: Goodwill amortization                           50,830

Add back: Intangible amortization                          1,130
                                                        ---------

Adjusted net income (loss)                          $    (24,563)
                                                        =========
Basic and diluted net loss per share:

Reported net loss per share                         $      (4.60)

Goodwill amortization                                       3.05

Intangible amortization                                     0.07
                                                        ---------

Adjusted net loss per share:                        $      (1.48)
                                                        =========

There was no goodwill amortization for the years ended December 31, 2003 and 2002.

NOTE 11-SUBSEQUENT EVENT

On January 16, 2004, the Company completed the acquisition of Pinnacor Inc. ("Pinnacor"), formerly known as ScreamingMedia, a provider of information services and analytical applications to financial services companies and global corporations. The combined companies provide a diversified suite of integrated financial and new service products and solutions, including financial and news links.

Under the terms of the agreement, a new company ("Holdco") with two wholly-owned subsidiaries, Pine Merger Sub, Inc. ("Pine Merger Sub") and Maple Merger Sub, Inc. ("Maple Merger Sub"), were formed to combine the businesses of the Company and Pinnacor. Each Company stockholder received one share of Holdco common stock for each share of the Company common stock held by such stockholder. Each Pinnacor stockholder received either $2.42 in cash or 0.2659 of a share of Holdco common stock for each share of Pinnacor common stock held by such stockholder, subject to proration.

The purchase price of $107.7 million was determined as follows (in thousands):

Fair value of common stock                          $      53,676
Fair value of options and warrants                          6,718
Cash                                                       44,002
Direct transaction costs                                    3,342
                                                        ---------
                                                    $     107,738
                                                        =========

The fair value of the common stock was determined based on an 6,141,435 shares issued and priced using the average market price of the common stock over the five-day period surrounding the date of the acquisition was announced in July 2003. The fair value of the Company's stock options and warrants issued was determined using the Black-Scholes option-pricing model.

The Company prepaid $ 2.5 million dollars in direct transaction costs as of December 31, 2003 which are presented as a noncurrent asset.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows (in thousands):

Cash acquired                                        $     41,606
Other tangible assets acquired                              6,279
Amortizable intangible assets:
Developed technology                                        4,050
Acquired customer base                                      3,750
In-process research and development                           300
Goodwill                                                   64,340
                                                        ---------
                                                          120,325
Liabilities assumed                                       (12,674)
Deferred stock-based compensation                              87
                                                        ---------
Total                                                $    107,738
                                                        ==========

The assets will be amortized over a period of years shown on the following table:

Developed technology                            4    years
Acquired customer base                          7    years
Fixed assets acquired                         1 to 5 years

The fair value underlying the $300,000 assigned to acquired in- process research and development ("IPR&D") in the Pinnacor acquisition will be charged to the Company's results of operations during the quarter ended March 31, 2004 and was determined by identifying the research projects in areas which technological feasibility had not been established and there was no alternative future use.

A preliminary estimate of $64.3 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment, at least annually. The purchase price allocation for Pinnacor is subject to revision as more detailed analysis is completed and additional information on the fair value of Pinnacor's assets and liabilities becomes available. Any change in the fair value of the net assets of Pinnacor will change the amount of the purchase price allocable to goodwill.

The following attributes of the combination of the two businesses were considered significant factors to the establishment of the purchase price, resulting in the recognition of goodwill:

     o Pinnacor's acquired technology includes certain additional products that may allow the combined company to develop more comprehensive products and pursue expanded market opportunities.

     o The ability to hire the Pinnacor workforce, which will include a significant number of experienced engineering, development and technical staff with specialized knowledge of the sector in which the combined company will operate.

     o Potential operating synergies are anticipated to arise and are more likely to include cost savings from the elimination of redundant data content provision, data center operations and expenses associated with operating as a public company and limited reductions in overlapping staffing positions and general facility costs.

The following unaudited pro forma information presents a summary of results of operations of the Company assuming the acquisition of Pinnacor occurred on January 1, 2003 (in thousands, except per share amounts):

                                                         Year Ended
                                                      December 31, 2003
                                                      -----------------

Net revenues                                           $        80,677
                                                        ==============

Net income                                             $           140
                                                        ==============
Net income per share:
Basic                                                  $          0.01
                                                        ==============
Diluted                                                $          0.01
                                                        ==============


NOTE 12 - COMPARATIVE QUARTERLY FINANCIAL DATA (unaudited)

(in thousands except per share data)

                                            Quarter Ended
                       -----------------------------------------------------
                       March 31     June 30     September 30      December 31
                       --------     -------     ------------      -----------
                    (as restated) (as restated) (as restated)    (as restated)

2003
----

Net revenues          $   11,118  $   11,100    $   11,576        $   13,379

Gross profit          $    6,810  $    6,779    $    7,068        $    9,573

Net income (loss)     $     (249) $     (127)   $      393        $    2,638

Net income (loss)
per share, basic      $    (0.01) $    (0.01)   $     0.02        $     0.15

Net income (loss)
per share, diluted    $    (0.01) $    (0.01)   $     0.02        $     0.14

Shares used in per
share calculation,
basic                     17,157      17,262        17,382            17,469

Shares used in per
share calculation,
diluted                   17,157      17,262        18,754            18,844


                                            Quarter Ended
                      ---------------------------------------------------------
                       March 31    June 30       September 30       December 31
                      ---------   ----------     ------------       -----------
                    (as restated) (as restated)  (as restated)    (as restated)
2002
----

Net revenues          $    9,816  $   12,012    $   10,982          $ 11,714

Gross profit          $    5,742  $    7,862    $    6,736          $  7,845

Net income (loss)     $   (5,851) $   (4,068)   $     (664)         $    930

Net income (loss)
per share, basic      $    (0.35) $    (0.24)   $    (0.04)         $   0.05

Net income (loss)
per share, diluted    $    (0.35) $    (0.24)   $    (0.04)         $   0.05

Shares used in per
share calculation,
basic                     16,792      16,954        17,028            17,060

Shares used in per
share calculation,
diluted                   16,792      16,954        17,028            17,488

NOTE 13 - RESTATEMENT (unaudited)

The Company has restated its condensed consolidated statements of operations for each of the quarterly periods in fiscal years 2003 and 2002 and its cash flows and condensed consolidated balance sheets for the three-month periods ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002. The restatement reflects the adoption of a corrected method in which the Company calculates its quarterly CBS royalty expenses by recognizing royalty expenses based on the estimated effective annual royalty rate, which requires management to estimate the annual gross revenues subject to the CBS royalty fees and excluded revenues not subject to the CBS royalty fees, and apply the derived effective annual royalty rate to all revenues in each of the quarters within a fiscal year. Historically, the Company recognized CBS royalty expenses in the quarter in which it became obligated to pay such expenses based on the specified royalty rate applied to the relevant revenue of that quarter. The restatement has an effect on the Company's cost of net revenues, gross profits, net income (loss) and earnings (loss) per share for the restated quarterly periods.

The restatement has no impact on the Company's 2003 and 2002 annual operating results, cash flow or royalty due to CBS as the restatement relates only to the timing of the accruals of the CBS royalty expenses among the quarters within a fiscal year.

The following table presents the impact of the restatement adjustments on the statement of operations for each of the quarterly periods in fiscal year 2003 (in thousands, except per share data):


                                             Quarter Ended
                          ------------------------------------------------------
                            March 31      March 31       June 30         June 30
                            --------      --------       -------        -------
                         As Previously                  As Previously
                         Reported        As Restated    Reported       As Restated
                         -------------   -----------    -------------  ------------

2003
----

Gross profit               $   7,094   $     6,810      $   6,697       $  6,779

Net income (loss)          $      35   $      (249)     $    (209)      $   (127)

Net income (loss) per
share, basic               $    0.00   $     (0.01)     $   (0.01)      $  (0.01)

Net income (loss) per      $    0.00   $     (0.01)     $   (0.01)      $  (0.01)
share, diluted

Shares used in per            17,157        17,157         17,262         17,262
share calculation, basic

Shares used in per            18,047        17,157         17,262         17,262
share calculation,
diluted



                                                Quarter Ended
                          -----------------------------------------------------------
                          September 30    September 30    December 31     December 31
                          ------------    ------------    -----------     -----------
                         As Previously                  As Previously
                         Reported        As Restated    Reported          As Restated
                         -------------   -----------    -------------    ------------

2003
----

Gross profit              $    6,975   $     7,068      $   9,464       $   9,573

Net income (loss)         $      300   $       393      $   2,529       $   2,638

Net income (loss) per
share, basic              $     0.02   $      0.02      $    0.14       $    0.15

Net income (loss) per     $     0.02   $      0.02      $    0.13       $    0.14
share, diluted

Shares used in per            17,382        17,382         17,469          17,469
share calculation, basic

Shares used in per            18,754        18,754         18,844          18,844
share calculation,
diluted


The following table presents the impact of the restatement adjustments on the statement of operations for each of the quarterly periods in fiscal year 2002 (in thousands, except per share data):


                                           Quarter Ended
                        ------------------------------------------------------
                          March 31      March 31       June 30         June 30
                          --------      --------       -------         -------
                       As Previously                  As Previously
                       Reported        As Restated    Reported      As Restated
                       -------------   -----------    ------------- -----------

2002
----

Gross profit             $   5,942     $   5,742      $   7,798      $   7,862

Net loss                 $  (5,651)    $  (5,851)     $  (4,132)     $  (4,068)

Net loss per share,
basic and diluted        $   (0.34)    $   (0.35)     $   (0.24)     $   (0.24)

Shares used in per          16,792        16,792         16,954         16,954
share calculation,
basic and diluted


                                                Quarter Ended
                          -----------------------------------------------------------
                          September 30    September 30    December 31     December 31
                          ------------    ------------    -----------     -----------
                         As Previously                  As Previously
                         Reported        As Restated    Reported          As Restated
                         -------------   -----------    -------------    ------------

2002
----

Gross profit               $   6,676    $    6,736      $   7,769        $     7,845

Net income (loss)          $    (724)    $    (664)     $     854        $       930

Net income (loss) per
share, basic               $   (0.04)    $   (0.04)     $    0.05        $      0.05

Net income (loss) per
share, diluted             $   (0.04)    $   (0.04)     $    0.05        $      0.05

Shares used in per
share calculation, basic      17,028        17,028         17,060            17,060

Shares used in per
share calculation,
diluted                       17,028        17,028         17,488            17,488